EXHIBIT 99.1

Predictive Oncology Announces Cancellation of Special Meeting in December 2020

Reincorporation Proposal Received Overwhelming Support Among Shares Voted

NEW YORK, Dec. 29, 2020 (GLOBE NEWSWIRE) -- Predictive Oncology (NASDAQ: POAI) (the “Company”), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today announced that its Board of Directors has decided to cancel its Special Meeting of Stockholders that was originally scheduled for December 1, 2020. On that date, the meeting was adjourned to December 30, 2020 because a quorum was not reached. As of December 30, 2020, approximately 47% of the outstanding shares as of the record date have been voted, and therefore a quorum has still not been reached. The Board of Directors has determined that it is not practical to incur the expense of adjourning the meeting further to continue to solicit proxies, because approval of the reincorporation proposal would require the affirmative vote of a majority of the Company’s outstanding shares (not simply a majority of the shares voted).

The Board notes that, of the shares that were voted at the Special Meeting, nearly 88% of the shares were voted FOR the reincorporation from Delaware to Nevada. In the future, the Board intends to continue to seek stockholder approval for reincorporation, due in part to the oppressive franchise taxes charged by Delaware.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins and protein complexes.

Forward-Looking Statements

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Hayden IR
James Carbonara
(646)-755-7412